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EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

        THIS CHANGE IN CONTROL AGREEMENT, dated October 30, 2001, is made by and between Gardenburger Inc., an Oregon corporation (the "Company") and Lorraine A. Crawford ("Employee").

        WHEREAS, the Board of Directors of the Company considers it essential to the best interests of the Company to foster the continued employment of key management personnel; and

        WHEREAS, the Board recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

        WHEREAS, the Board has determined at its meeting of July 13, 1999, that appropriate steps should be taken to reaffirm and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Employee hereby agree as follows:

        1.    Term of Agreement. This agreement shall commence on the date hereof and shall continue in effect through December 31, 2003, provided however, that if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of six (6) months beyond the day in which such Change in Control occurred. This Agreement shall automatically terminate six months after a Change in Control unless expressly extended by management.

        2.    Nature of the Agreement. In order to induce the Employee to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Employee the severance payments and benefits described herein. Except as provided in Section 6 hereof, no amount or benefit shall be payable under this Agreement unless Employee is employed at the time of Change in Control and there shall have been a termination of the Employee's employment with the Company following the Change in Control and during the term of this Agreement. The sole exception to this rule is that benefits will be payable prior to a Change in Control if Employee has been terminated by the company at the request of a third party who has taken substantial steps reasonably calculated to effect a Change in Control. Hence, except in the limited circumstance set forth above, if a termination of employment occurs prior to a Change of Control, then no severance and/or other benefits shall be payable to Employee by the Company under this Agreement.

        3.    Change of Control. For the purpose of this Agreement, a "Change of Control": shall mean:

          (a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 3 are satisfied; or

          (b)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c)  Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions, as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (d)  Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent

  Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which executive management (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the company (whether through the ownership of voting securities, by contract, or otherwise).

        4.    Termination. The Employee's employment with the Company may be terminated under the following circumstances:

          (a)  Death or Disability. The Employee's employment with the Company shall terminate upon Employee's death or the occurrence of a disability that renders him/her unable to perform the essential functions of his/her job with or without reasonable accommodation.

          (b)  Cause. The Company may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment with the Company upon the Employee's:

            (i)    conviction for the commission of a felony;1

    1 In the event of Employee's arrest or indictment on felony charges, payments of severance and other benefits under this Agreement shall be withheld until guilt or innocence is determined. For the purposes of this Agreement, Employee's pleading of no lo contendre to a felony charge shall be considered a conviction.

            (ii)  failure to substantially perform his/her duties hereunder after written warning (Employee shall have at least thirty (30) days after receipt of first written warning to correct such deficiency or deficiencies);

            (iii)  intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

            (iv)  self-dealing or diversion of a corporate opportunity to the detriment of the Company; or

            (v)  violation of a key Company policy (including, but not limited to, harassment or discrimination or drunkenness or use of unlawful drugs during normal work hours).

          (c)  Without Cause. Either the Employee or the Company may terminate Employee's employment with the Company immediately without cause and without prior notice.

          (d)  Good Reason. The Employee may terminate his employment with the Company for Good Reason. Good Reason shall mean the occurrence, after a Change in Control and during the term of this Agreement, (without the Employee's written consent) of any one of the following acts by the Company, or failures by the Company to act:

            (i)    a substantial adverse alteration in the nature or status of Employee's responsibilities as Vice President, Finance; or

            (ii)  any reduction by the Company in the Employee's annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time; or

            (iii)  the failure by the Company to pay to Employee any portion of Employee's current salary or incentive compensation, or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

            (iv)  (a) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the

    Employee's total compensation (provided such benefit is not yet earned or an ongoing benefit program), including but not limited to, as applicable, stock options, incentive compensation and other plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (b) the failure by the Company to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Employee's participation relative to other participants, as existed immediately prior to the Change in Control; or

            (v)  (a) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company's retirement savings, life insurance, medical, health and accident, or disability plans in which the Employee was participating immediately prior to the Change in Control, (b) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material perquisite or material fringe benefit enjoyed by the Employee immediately prior to the Change in Control, provided that no substantially similar fringe benefit or prerequisite has been provided, or (c) the failure by the Company to provide the Employee with at least the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance with the provisions of the original employment offer, or the Company's normal vacation policy in effect immediately prior to the Change in Control, whichever is more favorable to the Employee; or

            (vi)  the relocation of the Employee's principal place of employment to a location more than 35 miles from the Employee's principal place of employment as of the date hereof or the Company's requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business.

        Not withstanding the foregoing, no event shall constitute "Good Reason" unless the Employee shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Employee. Moreover, unless Employee shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Employee shall have waived his/her right to claim that such conduct constitutes "Good Reason" under this Agreement.

        5.    Termination Procedure.

          (a)  Notice of Termination. Any termination of the Employee's employment by the Company or by the Employee (other than termination due to the death of the Employee) hereof shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice, which shall indicate the specific provision in this Agreement, relied upon and, if applicable, shall identify in reasonable detail the reason for termination of the Employee's employment under the provision so indicated.

          (b)  Date of Termination. "Date of Termination" shall mean: (i) if the Employee's employment is terminated by his or her death, the date of his or her death, or (ii) if the Employee's employment is terminated pursuant to any other reason or Section of this Agreement, the date of termination shall be the date that Notice of Termination is isssued.

        6.    Compensation Upon Termination.

          (a)  Termination Due to Death or Disability. If Employee's employment is terminated under Section 4(a), except as provided in Section 6(d) below, the Company shall have no further obligations to Employee under this Agreement.

          (b)  Termination by Company without Cause or by Employee for Good Reason. Upon termination of Employee's employment after a Change in Control and during the term of this Agreement by the Company without Cause or by Employee for Good Reason hereunder:2

  2 As provided in Section 2, this section 6(b) shall also apply in the event Employee is terminated prior to a Change of Control at the request of a third party who has taken substantial steps reasonably calculated to effect a Change in Control.

            (i)    Salary. The Company shall pay to the Employee a continuing severance payment, commencing immediately upon the Date of Termination, equal to the Employee's normal bi-weekly pay in effect immediately prior to the Change in Control and paid in that manner for a period of twelve (12) months.

            (ii)  Incentive Bonus. If Employee is entitled to an incentive bonus for the fiscal year in which Employee's employment with the Company is terminated, the Company may, as soon as the Company has determined the amount of the bonus, pay to Employee the prorated portion of Employee's incentive bonus to which Employee is entitled, prorated through the Date of Termination; provided, however, that no such prorated incentive bonus shall be paid to Employee unless the Board of Directors of the Company, in its sole and unfettered discretion, agrees to pay such bonus.

            (iii)  Health Insurance Coverage. During a period of twelve (12) months (the "Severance Period") the Company shall pay for Employee's group health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Employee is receiving immediately prior to the Date of Termination (without giving effect to any adverse amendment to, or elimination of, such benefits made after a Change in Control). Any eligible dependent coverage Employee had as of the Date of Termination will continue for such period on the same terms, to the extent permitted by the applicable policies or contracts. If the terms of any benefit plan referred to in this Section 6(b)(ii) do not permit continued participation by Employee or the benefits are not substantially similar in all material respects the Company, if possible, will arrange for other coverage at its expense providing substantially similar benefits. The coverage provided for in this Section shall be applied against and reduces the period for which COBRA benefits will be provided. If the Employee receives Welfare Benefits from another source during the Severance Period, then the Company's obligation to continue Welfare Benefits at the Company's expense will cease. The Employee agrees to promptly report to the Company if he receives any Welfare Benefits during the Severance Period.

            (iv)  Outplacement Assistance. Upon Employee's request, the Company will provide outplacement services through a career services provider of the Company's choice. The services will include the opportunity for the Employee's selection of specific services appropriate for his/her employment search. The total cost for these services will not exceed $5,500.00, and cannot be exchanged or not used in order to receive cash value. The Employee must begin utilizing these services within 30 days of the Date of Termination in order to be eligible for this benefit.

          (c)  Termination by the Company for Cause or by Employee Other than for Good Reason. If the Employee's employment shall be terminated after a Change in Control and during the Agreement Period by the Company for Cause or by the Employee other than for Good Reason, then, subject to Section 6(d) below, the Company shall have no obligations to Employee under this Agreement.

          (d)  Additional Payments. Following any termination of the Employee's employment following the Change in Control and during the term of this Agreement, (i) the Company shall pay the Employee all unpaid amounts, if any, to which the Employee is entitled as of the Date of Termination under any compensation plan or program of the Company, if such payments or are due on or before the Date of Termination, (ii) within ten (10) days of the Date of Termination, the

  Company shall pay the Employee, or his legal representatives or estate, as applicable, the Employee's full salary to the Employee through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits normally payable to the Employee at Termination under the ordinary terms of the Company's compensation and benefit plans, programs or arrangements and (iii) the Company shall pay to the Employee the Employee's legally required post-termination compensation and benefits as such payments become due (such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement savings, insurance and other compensation and benefit plans, programs and arrangements).

        7.    Miscellaneous.

          (a)  Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Gardenburger, Inc.
1411 SW Morrison St., Suite 400
Portland, OR 97205
Fax Number: 503-205-1576
Attn: Director, Human Resources
To Employee:	Lorraine A. Crawford
At the last address and fax number
Shown on the records of the Company

Employee shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

          (b)  Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation sale, pledge, encumbrance, execution, levy or other legal process of any kind against Employee, Employee's beneficiary or any other person. Notwithstanding the foregoing, any person or business succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

          (c)  No Obligation to Fund. The agreement of the Company (or its successor) to make payments to Employee hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company's obligations under this Agreement pursuant to a trust arrangement or otherwise.

          (d)  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon, except to the extent otherwise expressly provided in this Agreement.

          (e)  Arbitration of Disputes; Expenses. All claims by Employee for compensation and benefits under this Agreement shall be directed to and determined by the Director, Human Resources, and shall be in writing. Any denial by the Director, Human Resources, of a claim for benefits under this Agreement shall be delivered to Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Director, Human Resources, shall afford a reasonable opportunity to Employee for a review of a decision denying a claim and shall further allow Employee to appeal to the Chief Executive Officer a decision of the Director, Human Resources, within sixty (60) days after notification by the Director, Human Resources, that Employee's claim has been denied. Any further dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction. In the event either party incurs legal fees and other expenses with relation to an action seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the non-prevailing party shall promptly pay the prevailing party's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator(s). Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, however, that the fee for the arbitrator(s) shall be shared equally.

          (f)    Consulting and Subsequent Employment. Nothing in this Agreement shall preclude the Company or its successors from employing Employee in a consulting or regular employment capacity following termination of employment under the conditions of this Agreement.

          (g)  Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

          (h)  Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

          (i)    Other Benefits. Except as set forth in Section 6(b), nothing in this Agreement shall limit or replace the compensation or benefits payable to Employee, or otherwise adversely affect Employee's rights, under any other benefit plan, program or agreement to which Employee is a party.

          (j)    Entire Agreement. This document is the entire, final, and complete agreement and understanding of the parties with respect to the topics discussed herein and, if this Agreement directly conflicts with any other written and oral agreements made or executed by and between the parties or their representatives, this Agreement shall supersede all such agreements.

        8.    Release of Claims. As a precondition to receipt of the severance and other benefits provided in Section 6(b) of this Agreement, Employee acknowledges and understands that he or she must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Employee understands that he/she will not be entitled to receive any payments until he/she executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

        9.    Non-Competition. Employee understands that a desire for an amicable long-term relationship between Company and Employee, even after the termination of Employee's employment, is an important aspect of the Company's entering into this Agreement. Therefore, as a precondition of receipt of any benefits under Section 6(b) of this Agreement, Employee agrees that within fifteen (15) days after the termination of his/her employment with the Company, he/she will execute the Non-Competition Agreement attached to this Agreement as Attachment B. He/She acknowledges that both parties will enter into the Non-Competition Agreement after his/her employment with the

Company is concluded. Employee shall not be entitled to receive any benefits under this Agreement until he/she has executed and returned such Non-Competition Agreement to the Company without alteration.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Employee has set his or her hand, as of the date first written above.

LORRAINE A. CRAWFORD	GARDENBURGER, INC.

By:
Date	Title: President and CEO Date: January 3, 2002

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  EXHIBIT 10.3
CHANGE IN CONTROL AGREEMENT